NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2010 RESULTS
Improved Profitability, Lower Provisioning, and Lower Nonperforming Assets Characterize Second Quarter 2010

EUGENE, Ore., July 21, 2010 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the second quarter ended June 30, 2010.

Second quarter highlights:
•	Achieved fourth consecutive quarter of profitability.
•	Achieved reduction in level of nonperforming assets.
•	Continued decline in the level of the provision for loan losses.
•	Strong growth in core deposits continued.
•	Total risk-based capital ratio of 17.01%, significantly above the 10.0% minimum for “well-capitalized” designation.
•	Received 2010 Outstanding Business Award from Northwest Christian University’s Center for Leadership and Ethics.
•	Honored as a top 2009 Regional Lender by the U.S. Small Business Administration.
•	Selected as one of the top Northwest publicly traded companies of the decade by The Seattle Times based on shareholder returns from 2000 through 2009.

“While we have not yet returned to our historical level of profitability, I am pleased with the progress we have made in this challenging economy,” said Hal Brown, chief executive officer. “We are becoming increasingly optimistic that we have turned the corner on this deep credit cycle as evidenced by both lower loan loss provisioning, lower levels of loan charge offs, and the reduction in nonperforming assets achieved during the quarter,” added Brown.

Net income for the second quarter 2010 was $1.6 million, compared to net loss of $8.1 million for the second quarter 2009 and on a linked-quarter basis, net income for the second quarter 2010 was up $500 thousand over the first quarter 2010.  Earnings per diluted share were $0.09 for the second quarter 2010, compared to a net loss per diluted share of $0.63 for the prior year second quarter and earnings per diluted share of $0.06 for the first quarter of 2010.  For the first six months of 2010 net income was $2.7 million compared to net loss of $5.2 million for the same period during 2009.  Net income per diluted share was $0.15 for the first six months of 2010, compared to net loss per diluted share of $0.40 for the first six months of 2009.

Non-performing assets, provisioning, and loan statistics
During the second quarter the Bank saw the successful resolution of several impaired credits.  Non-performing assets (“NPAs”) at June 30, 2010, totaled $48.9 million or 4.16% of total assets.  That compares to $54.5 million or 4.59% of total assets at March 31, 2010.  While still elevated, the current level of NPAs was down approximately $5.6 million from the end of the first quarter 2010.  Additional improvement is expected in the third and fourth quarters as other agreed-to resolutions are realized.

“As we suggested in our last earnings release, our NPAs crested in the first quarter 2010,” said Roger Busse, president and chief operating officer. “We also saw significant movement out of our nonaccrual loans into other real estate during the second quarter, which will allow for continued reduction in non-performers throughout the remainder of the year,” added Busse.

The Company’s second quarter 2010 provision for loan losses remained elevated when compared to pre-recession periods, but was lower than the provisions made in the prior four quarters. The second quarter 2010 provision for loan losses was $3.8 million, compared to $4.3 million, $7.0 million, $8.3 million, and $19.2 million in the prior four quarters.  During the second quarter of 2010, the Bank recognized net loan charge offs of $753 thousand, down significantly from the $2.8 million recorded during the first quarter 2010. The allowance for loan losses as a percentage of outstanding loans at June 30, 2010, was 1.97%, compared to 1.42% and 1.94% at December 31, 2009 and June 30, 2009, respectively.

Improved capital levels
During the second quarter 2010, the Company’s capital levels continued to improve through retained earnings and unrealized gains in its securities portfolio.  At June 30, 2010, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.21%, 15.75%, and 17.01% as compared to 13.03%, 14.97% and 16.22% at March 31, 2010.  All three ratios at June 30, 2010, significantly exceed the FDIC’s minimum well-capitalized designation levels of 5.00%, 6.00%, and 10.00%, respectively.

Core earnings and net interest margin
Core earnings, defined as earnings before loan loss provisions and taxes, were $5.8 million in the second quarter 2010 compared to $5.9 million in the second quarter 2009.  The small decrease in core earnings was due to a decline in operating income which was partially offset by lower non-interest expenses.  The Bank’s second quarter operating income, defined as net interest income plus noninterest income, was $13.7 million, down $0.9 million or 6.4% from the $14.6 million reported during the second quarter 2009.  The decline is evidence of the Bank’s balance sheet change as assets are increasingly employed in lower-yielding securities as demand for loans continues to be soft.  Additionally, the Company recognized an other-than-temporary impairment (“OTTI”) of $226 thousand on five securities in its private-label mortgage-backed portfolio during the quarter.

Noninterest expense for the second quarter 2010 was $7.9 million, a decrease of approximately $745 thousand or 8.6% from the same period in 2009.  This decrease was primarily the result of reductions in FDIC assessments and other real estate owned of $438 thousand and $467 thousand, respectively.  The decline in FDIC assessments was due to the $510 thousand special assessment recorded in second quarter 2009.  These decreases were partially offset by an increase in legal fees and repossession and collection expenses related to problem loans.  On a linked-quarter basis, the second quarter 2010 noninterest expense was down $239 thousand from the first quarter 2010, primarily due to lower personnel expenses, which declined due to lower accruals for cash settled share appreciation rights.

The net interest margin for the current quarter was 4.74% compared to 5.19% for the same quarter last year. Presentation of the net interest margin for second quarter 2009 was revised to eliminate FHLB stock of approximately $10.7 million from earning assets.  This change resulted in a 5 basis points increase to the previously reported second quarter 2009 net interest margin.  A decline in the net interest margin had been expected due to a decrease in loan volumes and an increase in lower-yielding investment securities.

Core deposit growth continues while loan demand remains soft
During the second quarter 2010, the Company experienced strong growth in its core deposit base. At June 30, 2010, period-end core deposits totaled $841.6 million, up $66.3 million or 8.6% over period-end core deposits at March 31, 2010.  June 30, 2010, outstanding core deposits were up $135.7 million or 19.2% over June 30, 2009, outstanding core deposits. Quarterly average core deposit figures, a measure which reduces daily deposit volatility, show similar results with second quarter 2010 average core deposits of $811.5 million, an increase of $34.4 million or 4.4% over the first quarter 2010 average and an increase of $130.3 million or 19.1% over the second quarter 2009 average.

Loan activity continues to reflect the weak economic conditions and together with the planned contraction in the construction and land development portfolios resulted in a decline in period-end gross loans by approximately $23.8 million or 2.6% from the end of the first quarter 2010. During the second quarter 2010, the Bank successfully participated approximately $6.2 million of dental loans to another institution and retained servicing contributing to the quarterly decline.  In addition, and as planned the Bank’s construction and land development portfolios have declined $72.3 million over the past year and represent 14.0% of total gross loans at June 30, 2010, compared to 20.6% of total gross loans at June 30, 2009. This decline in construction financing was partially offset by increases in the permanent real estate and commercial loan portfolios primarily as they relate to dental and small business financing. Conversely, the Company’s securities portfolio grew by $102.5 million or 119.6% during the period from June 30, 2009 to June 30, 2010.

Conference Call and Audio Webcast:
Management will conduct a live conference call and audio webcast for interested parties relating to its results for the second quarter 2010 on Thursday, July 22, 2010, at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418. The webcast will be available via Pacific Continental’s website (http://www.therightbank.com/). To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio webcast replay will be available within twenty-four hours following the live webcast and archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.2 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, healthcare professionals, professional service providers, and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from business and community organizations. In June 2010, The Seattle Times selected Pacific Continental as one of the Top 20 Companies of the Decade and - for the tenth consecutive year - named Pacific Continental to its  “Best of the Northwest” ranking (formerly referred to as the “Northwest 100”) of top publicly rated companies headquartered in the Pacific Northwest; in March 2010, Oregon Business magazine recognized Pacific Continental as the top-ranked financial institution to work for in the publication’s large company category, making it the tenth consecutive year Pacific Continental has been recognized as one of the 100 Best Companies to work for in Oregon; and in December 2008, for the second consecutive year, the Portland Business Journal recognized Pacific Continental Bank as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the Nasdaq Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), such as forward-looking statements regarding nonperforming asset trends. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
(In thousands, except share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009
Interest and dividend income
Loans	$14,498	$15,329	$29,162	$30,649
Securities	1,403	1,228	2,954	2,170
Federal funds sold & interest-bearing deposits with banks	1	2	3	2
	15,902	16,559	32,119	32,821

Interest expense
Deposits	2,341	2,309	4,673	4,599
Federal Home Loan Bank & Federal Reserve borrowings	589	705	1,224	1,372
Junior subordinated debentures	131	131	260	260
Federal funds purchased	14	28	25	53
	3,075	3,173	6,182	6,284

Net interest income	12,827	13,386	25,937	26,537

Provision for loan losses	3,750	19,200	8,000	20,700
Net interest income (loss) after provision for loan losses	9,077	(5,814)	17,937	5,837

Noninterest income
Service charges on deposit accounts	418	472	828	936
Other fee income, principally bankcard	367	310	693	582
Loan servicing fees	15	18	32	37
Mortgage banking income	40	127	75	186
Gain on sale of investment securities	45	-	45	-
Impairment losses on investment securities (OTTI)	(226)	-	(226)	-
Other noninterest income	263	270	520	477
	922	1,197	1,967	2,218

Noninterest expense
Salaries and employee benefits	4,194	4,227	8,983	9,098
Premises and equipment	828	874	1,671	1,684
Bankcard processing	157	128	294	246
Business development	390	438	705	930
FDIC insurance assessment	512	950	985	1,217
Other real estate expense	12	479	101	565
Other noninterest expense	1,808	1,550	3,376	2,956
	7,901	8,646	16,115	16,696

Income (loss) before provision for income taxes	2,098	(13,263)	3,789	(8,641)
Provision (benefit) for income taxes	452	(5,134)	1,040	(3,459)

Net income (loss)	$1,646	$(8,129)	$2,749	$(5,182)

Earnings per share:
Basic	$0.09	$(0.63)	$0.15	$(0.40)
Diluted	$0.09	$(0.63)	$0.15	$(0.40)

Weighted average shares outstanding:
Basic	18,397,691	12,872,781	18,395,743	12,841,533

Common stock equivalents
attributable to stock-based awards	22,109	-	21,547	-
Diluted	18,419,800	12,872,781	18,417,290	12,841,533

PERFORMANCE RATIOS
Return on average assets	0.56%	-2.91%	0.47%	-0.94%
Return on average equity (book)	3.85%	-25.42%	3.27%	-8.21%
Return on average equity (tangible) (1)	4.44%	-30.93%	3.78%	-10.01%
Net interest margin	4.74%	5.14%	4.80%	5.18%
Efficiency ratio (2)	57.47%	59.29%	57.75%	58.06%

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30,	June 30,
	2010	2009
ASSETS
Cash and due from banks	$16,908	$23,851
Interest-bearing deposits with banks	967	266
Total cash and cash equivalents	17,875	24,117

Securities available-for-sale	188,193	85,653
Loans held for sale	1,090	2,516
Loans, less allowance for loan losses and net deferred fees	885,223	943,541
Interest receivable	4,212	4,027
Federal Home Loan Bank stock	10,652	10,652
Property and equipment, net of accumulated depreciation	21,275	20,306
Goodwill and other intangible assets	22,569	22,792
Deferred tax asset	5,552	4,572
Taxes receivable	2,344	6,835
Other real estate owned	9,651	2,659
Prepaid FDIC assessment	5,339	-
Other assets	1,445	2,568

Total assets	$1,175,420	$1,130,238

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$238,436	$190,937
Savings and interest-bearing checking	510,334	431,203
Time $100,000 and over	65,030	66,945
Other time	95,753	105,669
Total deposits	909,553	794,754

Federal funds and overnight funds purchased	13,885	25,000
Federal Home Loan Bank advances and other borrowings	70,500	178,115
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	2,476	4,761
Total liabilities	1,004,662	1,010,878

Shareholders' equity
Common stock, 50,000,000 shares authorized
issued & outstanding: 18,398,725 at June 30, 2010
and 12,872,781 at June 30, 2009	136,646	90,404
Retained earnings	31,994	30,009
Accumulated other comprehensive gain (loss)	2,118	(1,053)
	170,758	119,360

Total liabilities and shareholders’ equity	$1,175,420	$1,130,238

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.01%	11.71%
Tier I capital (to risk weighted assets)	15.75%	10.45%
Tier I capital (to leverage assets)	13.21%	9.59%

OTHER FINANCIAL DATA
Shares outstanding at end of period	18,398,725	12,872,781
Shareholders' equity (tangible) (1)	$148,189	$96,568
Book value per share	$9.28	$9.27
Tangible book value per share	$8.05	$7.50

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
(In thousands)
(Unaudited)

	June 30,	June 30,
	2010	2009
LOANS BY TYPE
Real estate secured loans:
Permanent Loans:
Multifamily residential	$59,150	$69,115
Residential 1-4 family	87,881	86,350
Owner-occupied commercial	205,126	202,594
Non-owner-occupied commercial	152,422	141,697
Other loans secured by real estate	27,064	22,275
Total permanent real estate loans	531,643	522,031
Construction Loans:
Multifamily residential	14,180	24,201
Residential 1-4 family	30,329	59,635
Commercial real estate	30,656	48,925
Residential and commercial bare land and acquisition & development	51,281	63,626
Other	-	2,339
Total construction real estate loans	126,446	198,726
Total real estate loans	658,089	720,757
Commercial loans	236,351	229,226
Consumer loans	7,283	7,619
Other loans	2,187	6,122
Gross loans	903,910	963,724
Deferred loan origination fees	(833)	(1,503)
	903,077	962,221
Allowance for loan losses	(17,854)	(18,680)
	$885,223	$943,541

Real estate loans held for sale	$1,090	$2,516

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$14,857	$11,198	$13,367	$10,980
Provision for loan losses	3,750	19,200	8,000	20,700
Loan charge offs	(1,038)	(11,730)	(5,949)	(13,050)
Loan recoveries	285	12	2,436	50
Net charge offs	(753)	(11,718)	(3,513)	(13,000)
Balance at end of period	$17,854	$18,680	$17,854	$18,680

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	June 30,	June 30,
	2010	2009
NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent Loans:
Multifamily residential	$5,577	$-
Residential 1-4 family	3,762	$2,421
Owner-occupied commercial	3,213	$1,559
Non-owner-occupied commercial	1,258	$-
Other loans secured by real estate	1,051	$-
Total permanent real estate loans	14,861	$3,980
Construction Loans:
Multifamily residential	441	$-
Residential 1-4 family	3,563	$3,665
Commercial real estate	3,491	$8,478
Commercial bare land and acquisition & development	673	$3,380
Residential bare land and acquisition & development	7,037	$6,260
Other	-	$-
Total construction real estate loans	15,205	$21,783
Total real estate loans	30,066	$25,763
Commercial loans	9,825	$4,061
Consumer loans	-	$15
Other loans	-	$-
Total nonaccrual loans	39,891	$29,839
90 days past due and accruing interest	-	$-
Total nonperforming loans	39,891	$29,839
Nonperforming loans guaranteed by government	(621)	$(275)
Net nonperforming loans	39,270	$29,564
Other real estate owned	9,651	$2,659
Total nonperforming assets, net of guaranteed loans	$48,921	$32,223

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, net of loans held for sale	1.97%	1.94%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	45.46%	63.18%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	0.33%	4.86%
Net nonperforming loans as a percentage of total loans	4.35%	3.07%
Nonperforming assets as a percentage of total assets	4.16%	2.85%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
BALANCE SHEET AVERAGES
Loans (4)	$916,289	$966,130	$926,089	$963,789
Allowance for loan losses	(16,412)	(14,095)	(16,093)	(12,612)
Loans, net of allowance	899,877	952,035	909,996	951,177
Securities and short-term deposits	186,088	93,090	179,718	81,760
Earning assets	1,085,965	1,045,125	1,089,714	1,032,937
Non-interest-earning assets	102,919	75,016	99,248	75,265
Assets	$1,188,884	$1,120,141	$1,188,962	$1,108,202

Interest-bearing core deposits (3)	$591,775	$503,616	$588,194	$491,182
Non-interest-bearing core deposits (3)	219,766	177,579	206,908	171,482
Core deposits (3)	811,541	681,195	795,102	662,664
Non-core interest-bearing deposits	84,173	78,248	84,711	84,760
Deposits	895,714	759,443	879,813	747,424
Borrowings	117,022	229,255	137,012	229,627
Other non-interest-bearing liabilities	4,815	3,156	2,527	3,896
Liabilities	1,017,551	991,854	1,019,352	980,947
Shareholders' equity (book)	171,333	128,287	169,610	127,255
Liabilities and equity	$1,188,884	$1,120,141	$1,188,962	$1,108,202

Shareholders' equity (tangible) (1)	$148,734	$105,408	$146,592	$104,404

SELECTED MARKET DATA
Eugene market loans, net of fees, period end	$265,211	$246,319
Portland market loans, net of fees, period end	413,844	439,963
Seattle market loans, net of fees, period end	224,022	275,939
Total loans, net of fees, period end	$903,077	$962,221

Eugene market core deposits, period end (3)	$532,813	$449,421
Portland market core deposits, period end (3)	187,423	150,141
Seattle market core deposits, period end (3)	121,377	106,341
Total core deposits, period end (3)	841,613	705,903
Other deposits, period end	67,940	88,851
Total	$909,553	$794,754

Eugene market core deposits, average (3)	$509,174	$442,610
Portland market core deposits, average (3)	185,189	138,424
Seattle market core deposits, average (3)	117,178	100,161
Total core deposits, average (3)	811,541	681,195
Other deposits, average	84,173	78,248
Total	$895,714	$759,443

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.46%	6.46%	6.46%	6.50%
Yield on average securities	3.03%	5.97%	3.32%	6.14%
Yield on average earning assets	5.87%	6.42%	5.94%	6.47%

Rate on average interest-bearing core deposits	1.35%	1.57%	1.36%	1.55%
Rate on average interest-bearing non-core deposits	1.68%	1.74%	1.69%	1.94%
Rate on average interest-bearing deposits	1.39%	1.59%	1.40%	1.61%

Rate on average borrowings	2.52%	1.51%	2.22%	1.47%
Cost of interest-bearing funds	1.56%	1.57%	1.54%	1.57%

Interest rate spread	4.31%	4.85%	4.40%	4.90%

Net interest margin	4.74%	5.19%	4.80%	5.20%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.
(3) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(4) Includes loans held-for-sale and loans held-for-investment.